UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): September 20, 2006

VERIDICOM INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Delaware	000-12382	95-2577731
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

21 Water Street, 5th Floor, Vancouver, British Columbia V6B 1A1
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (604) 696-0633

Copies to:
Marc Ross, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the preparation and review of the Form 10-QSB for Veridicom International, Inc. (the “Company”) for the period ended June 30, 2006, it was determined that the Company should recognize in its financial statements and disclose that pursuant to the terms of a Securities Purchase Agreement entered into on February 25, 2005 the Company incurred standard liquidated damages consisting of a penalty of 3% per month of the outstanding principal balance of the notes issued thereunder if: (a) the number of the Company’s authorized and reserved common shares is less than two times the number of shares issuable upon conversion of the notes and upon exercise of the warrants issued thereunder; and (b) the holders are not provided with monthly share information detailing the number of shares authorized and reserved within 5 business days of the end of the month.

Since July 29, 2005, the Company’s first round of the private placement was in default of the standard liquidated damages. Since November 16, 2005, the Company’s second round of the private placement was in default of the standard liquidated damages. Since November 25, 2005, the Company’s third round of the private placement was in default of the standard liquidated damages.

On or about September 20, 2006, the Company determined to restate its consolidated financial statements included in Form 10-QSB as of and for the three month period ended March 31, 2006 and those included in Form 10-KSB as of and for the fiscal year ended December 31, 2005, in order to reflect the standard liquidated damages owing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veridicom International, Inc.

Date: September 26, 2006	By:	/s/ Paul Mann
Name: Paul Mann
Title: Chief Executive Officer